EXHIBIT 10.2

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. SSD-001	Original Issue Date: February 9, 2026

Original Issue Date: February 9, 2026	Principal Amount: $

February 9, 2026	Funded Amount: $

SADOT GROUP INC.

8% UNSECURED OID DEBENTURE

THIS 8% OID DEBENTURE is one of a series of duly authorized and validly issued 8% OID Debentures of Sadot Group Inc., a Nevada corporation (the “Company”), having its principal place of business at 295 East Renfro Street, Suite 209, Burleson, TX 76028 designated as the Company’s 8% OID Debenture (this debenture, the “ Debenture “ and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to [______________________], or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal amount of $ , on the earlier of May 30, 2026, on the date that is four (4) months from the Original Issue Date or upon the closing of any debt or equity financing resulting in gross proceeds of at least $5,000,000 (the “Maturity Date”), or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder. This Debenture is issued at an eight percent (8%) original issue discount to the principal amount (the “Original Issue Discount”).

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Attribution Parties” shall have the meaning set forth in Section 4(e).

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary (as defined in the Purchase Agreement (as defined below)) thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Change of Control Transaction” means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company; (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction; (c) the Company (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction; (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof); or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Event of Default” shall have the meaning set forth in Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” shall have the meaning set forth in Section 6(a).

“Holders” means, collectively, the Holder together with all other holders of Debentures.

“Knowledge” means, with respect to the Company, the actual knowledge of the following Company officers: Kraig T. Higginson, Chief Executive Officer and Ernest J. Scheidemann, Chief Financial Officer.

“Maximum Rate” shall have the meaning set forth in Section 10.

“New York Courts” shall have the meaning set forth in Section 7(d).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Permitted Indebtedness” means (a) the Indebtedness evidenced by the Debentures; (b) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1 (aa) attached to the Purchase Agreement; (c) indebtedness which may be assumed in connection with any strategic acquisition; and (d) indebtedness supported by the U.S. Small Business Administration under the Payroll Protection Program and any future similar relief programs pursuant Congressional legislation which is enacted into law and contains forgiveness of indebtedness provisions.

“Prepayment Amount” means the product of (i) the sum of (a) the outstanding principal amount of this Debenture, plus (b) accrued and unpaid interest hereon, plus (c) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture.

“PubCo” means a publicly traded corporation whose common stock is registered under the Exchange Act and listed on a national securities exchange.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of February 6, 2026, by and among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Required Holders” means Holders of the Debentures holding at least 50% plus $1.00 of the Principal Amount of the Debentures.

“Reverse Takeover” means a merger or share exchange by the Company with a PubCo and as a result of which the holders of the Company’s outstanding Common Stock on a fully-diluted basis (including all of the Securities) will own in excess of 50% of the outstanding common stock of PubCo.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(d)(i).

“Standard Settlement Period” shall have the meaning set forth in Section 4(d)(i).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Payment; Interest; Security and Priority.

a)       Payment; Prepayment. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding principal on this Debenture, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder. The Company shall have the option to prepay this Debenture at any time after the Original Issue Date at an amount equal to the Principal Amount. The Company shall provide Holder(s) with ten (10) Business Days’ prior written notice of intention to satisfy the Debentures, whether at maturity, by prepayment, or in default.

b)       Interest. The Debentures shall not bear interest.

c)       [Reserved].

Section 3. Registration of Transfers and Exchanges.

a)       Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)       Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

Section 4. Issuance of Incentive Shares.

a)       As additional consideration for this Debenture, the Company shall issue to the Holder(s), subject to the terms herein, an aggregate of 300,000 shares of the Company’s Common Stock (the “Incentive Shares”) for no additional consideration. The Incentive Shares shall be issued on the date of the closing of the funding of this Debenture. The Incentive Shares shall be issued to the individual Holders based on their pro rata share of the funding of the Debentures.

b)       The Incentive Shares shall be unregistered, shall be issued in reliance on applicable exemptions from registration under the Securities Act of 1933, as amended, and shall be subject to customary transfer restrictions. The Holder(s) acknowledges that the Incentive Shares may not be transferred except pursuant to an effective registration statement or an applicable exemption therefrom, and the Company may place restrictive legends or book entry notations reflecting such restrictions.

c)       The Holder(s) expressly acknowledges and agrees that the Incentive Shares are issued without registration rights of any kind, including demand or piggyback rights, and that the Company has no obligation to register the Incentive Shares or otherwise facilitate liquidity for the Holder(s).

d)       No rights as a stockholder shall exist with respect to the Incentive Shares unless and until such Incentive Shares are actually issued by the Company. The Company makes no representations regarding the tax treatment or future value of the Incentive Shares, and the Holder(s) shall be solely responsible for any taxes arising therefrom.

Section 5. Negative Covenants. As long as any portion of this Debenture remains outstanding, unless with respect to or in connection with a Exempt Issuance (as defined under the Purchase Agreement) or unless the Required Holders have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)      other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (for the avoidance of doubt, this shall include that the Company shall not enter into any factoring agreement, merchant cash advance agreement or similar arrangement without prior written consent of the Required Holders, provided however that the Required Holders shall negotiate with the Company in good faith in the event such an arrangement is required for the Company to continue operations);

(b)      enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)      intentionally left blank;

(d)      repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Common Stock or Common Stock Equivalents other than as to (i) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company or any of its Subsidiaries, provided that such repurchases shall not exceed an aggregate of $50,000 for all officers and directors during the term of this Debenture, (ii) Common Stock and Common Stock Equivalents which do not vest or are otherwise forfeited, provided (in case of forfeiture) that such Common Stock and Common Stock Equivalents are not acquired for cash, or (iii) cash payments to dissenting stockholders in any Reverse Takeover or special purpose acquisition company (SPAC) transaction;

(e)      repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Debentures if on a pro-rata basis, other than regularly scheduled principal and interest payments of Permitted Indebtedness; provided that such payments shall not be permitted if, at such time, or after giving effect to any such payment, any Event of Default exist or occur;

(f)       pay cash dividends or distributions on any equity securities of the Company; or

(g)      enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arms-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval).

Section 6. Events of Default.

(a)      The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)	any default in the payment of (A) the principal amount of any Debenture or (B) fees, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Trading Days;

(ii)	the Company shall fail to observe or perform any covenant or agreement contained in the Transaction Documents, which failure is not cured, if possible to cure, within the earlier to occur of (A) five Trading Days after notice of such failure sent by the Holder or by any other Holder(s) to the Company or (B) seven (7) Trading Days after the Company obtains Knowledge of such failure;

(iii)	a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company is obligated (and not covered by clause (vi) below);

(iv)	any material representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made;

(v)	the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(vi)	the Company shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)	the Common Stock shall not be eligible for listing on a U.S. national securities exchange and shall not be eligible to resume listing thereon within five (5) Trading Days;

(viii)	the Company (and all of its Subsidiaries, taken as a whole) shall be a party to any Change of Control Transaction (not including a Reverse Takeover) or shall agree to sell or dispose of all or substantially all of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(ix)	the electronic transfer by the Company of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”; or

(x)	any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of sixty (60) calendar days.

Section 7. Miscellaneous.

(a)      Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered as set forth in the Purchase Agreement or, alternatively, delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company as set forth in the signature pages hereof, or such other contact information as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 7(a). All notices and other communications delivered hereunder shall be effective as provided in the Purchase Agreement.

(b)      Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

(c)      Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

(d)      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)      Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)      Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g)      Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Debenture.

(h)      Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

Section 8. Amendments; Waivers. Any modifications, amendments or waivers of the provisions hereof shall be subject to the terms and conditions of the Purchase Agreement regarding the same. Any amendment to this Debenture shall be binding upon all Holders if approved in writing by Holders of at least 50% plus $1.00 of the then outstanding principal amount of the Debentures.

Section 9. Equal Treatment of Holder. No consideration (including any modification of this Debenture) shall be offered or paid to any Person (as such term is defined in the Purchase Agreement) to amend or consent to a waiver or modification of any provision hereof unless the same consideration is also offered to all of the parties to the Purchase Agreement. Further, the Company shall not make any payment of principal or interest on the Debentures in amounts which are disproportionate to the respective principal amounts outstanding on the Debentures at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder, and is intended for the Company to treat the Holders as a class and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase or disposition of the Debentures or otherwise.

Section 10. Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Holder in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Holder to the unpaid principal amount of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Holder’s election.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SADOT GROUP INC.

By:
Name:	Haggai Ravid
Title:	Chief Executive Officer